Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-80716, 333-109476 and 333-113074 on Form S-4, Registration Statement Nos. 333-106524, 333-39882, 333-74046, 333-92293 and 333-113074 on Form S-8 and Registration Statement Nos. 333-39004, 33-90954 and 333-136052 on Form S-3, as amended, of our reports dated August 10, 2006, relating to the consolidated financial statements and financial statement schedule of Centennial Communications Corp. and subsidiaries and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of Centennial Communications Corp. and subsidiaries for the year ended May 31, 2006.

New York, New York
August 10, 2006